Exhibit 99.1

CONSENT OF PERELLA WEINBERG PARTNERS L.P.

We hereby consent to the inclusion of our opinion dated January 14, 2026 appearing as Annex B to, and the reference to such opinion letter under the headings “Summary – Opinion of Penumbra’s Financial Advisor – Perella Weinberg Partners LP”, “The Merger – Penumbra’s Reasons for the Merger; Recommendation of the Penumbra Board”, “The Merger – Opinion of Penumbra’s Financial Advisor – Perella Weinberg Partners LP” and “The Merger – Certain Financial Projections” in, Amendment No. 1 to the Registration Statement on Form S-4 of Boston Scientific Corporation and in the Joint Proxy Statement/Prospectus of Boston Scientific Corporation and Penumbra, Inc., which is part of Amendment No. 1, filed March 30, 2026, to the Registration Statement, filed on February 27, 2026 (as amended, the “Registration Statement”). In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

New York, New York

March 30, 2026